Exhibit 99.(8)(k)

AMENDMENT TO THE

TRANSFER AGENCY-RELATED

SERVICES DELEGATION AGREEMENT

This Amendment, effective as of the 30th day of November, 2006, is made to the Transfer Agency-Related Services Delegation Agreement dated as of November 13, 2002 and assigned as of January 1, 2004 (the “Agreement”) by and between UBS Financial Services Inc. (the “Company”) (as assignee from UBS Global Asset Management (US) Inc.) and PFPC Inc. (“PFPC”) with respect to the series of UBS PACE Select Advisors Trust (the “Trust”).

WHEREAS, the Company and PFPC desire to extend the Agreement to include a new series of the Trust thereunder, namely UBS PACE Real Estate Securities Investments:

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree that as of the date first referenced above, the Agreement shall be amended as follows:

1.               Appendix B of the Agreement is hereby amended by the addition of the following at the end of the section captioned “UBS PACE”:

(Addition to Exhibit B to include new series of UBS PACE Select Advisors Trust effective as of November 30, 2006)

		Total Fee	PFPC Allocation	UBS Allocation	Estimated OOP
UBS PACE Real Estate Securities Investments	A	16.00	6.13	9.57	0.30
UBS PACE Real Estate Securities Investments	C	17.00	6.97	9.73	0.30
UBS PACE Real Estate Securities Investments	P	16.00	6.13	9.57	0.30
UBS PACE Real Estate Securities Investments	Y	16.00	6.13	9.57	0.30

2.         The Agreement, as amended by this and any prior amendments, (“Modified Agreement”) constitutes the entire agreement between the parties with respect to the subject matter hereof. The Modified Agreement supersedes all prior and contemporaneous agreements between the parties in connection with the subject matter hereof. No officer, employee, servant or other agent of either party is authorized to make any representation, warranty, or other promises not expressly contained herein with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first written above.

PFPC INC.

UBS FINANCIAL SERVICES INC.

By:	/s/ Peter L. Tenggren	By:	/s/ Peter Kennedy

Name: Peter L. Tenggren		Name: Peter Kennedy

Title: SVP and Managing Director		Title: Executive Director

		By:	/s/ K. Brodsky

Name: K. Brodsky

Title: Director